Exhibit 10.1

KYTHERA BIOPHARMACEUTICALS, INC.

RETENTION PLAN

Effective as of June 16, 2015

1.              Introduction and Purpose.

This KYTHERA Biopharmaceuticals, Inc. Retention Plan (the “Plan”) has been adopted effective as of June 16, 2015 (the “Effective Date”) in connection with the transaction contemplated under that certain Agreement and Plan of Merger, dated June 17, 2015 (the “Merger Agreement”), by and among Allergan PLC (“Parent”), KYTHERA Biopharmaceuticals, Inc. (the “Company”), and Keto Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), whereby Merger Sub will be merged with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of Parent (the “Transaction”). The Company believes that the value of the Company will be enhanced by the continued employment of the Company’s Covered Employees (as defined below) through the consummation of the Transaction (the “Closing”), and the Company has established this Plan to create an incentive for its Covered Employees to continue their employment with the Company, through the grant of retention bonuses. Terms capitalized but not otherwise defined shall have the meanings ascribed in Section 3 hereof.

2.              Retention Awards.

(a)                                 The Company shall establish a retention bonus pool (the “Retention Bonus Pool”) in an aggregate amount of up to $3,000,000.  Each regular full-time, employee of the Company who is selected by the Plan Administrator to participate in the Plan (each, a “Covered Employee”) shall be eligible to receive from the Company a retention bonus (a “Retention Bonus”) equal to an amount designated in writing by the Plan Administrator, provided that such Covered Employee remains continuously employed by the Company from the Effective Date through the earliest of (i) the Closing, (ii) the termination of such Covered Employee’s employment with the Company by the Company for other than Cause or (iii) the resignation of such Covered Employee’s employment with the Company for Good Reason.

(b)                                 The Retention Bonuses that become payable pursuant to Section 2(a) above shall be (i) paid on the Closing and (ii) subject to reduction for all applicable income and employment withholding taxes and other regular payroll deductions.  The Retention Bonuses payable under this Section 3 shall be paid in a single cash lump sum.

(c)                                  The aggregate amount of Retention Bonuses payable pursuant to this Section 2 shall not exceed the amount of the Retention Bonus Pool.  In the event that the aggregate amount of Retention Bonuses that, but for this Section 2(c), would be payable to Covered Employees as designated by the Plan Administrator exceeds the amount of the Retention Bonus Pool, then each Retention Bonus payable hereunder shall be reduced pro-rata until the payment of all Retention Bonuses hereunder would equal the amount of the Retention Bonus Pool.

(d)                                 Notwithstanding anything contained in this Section 2 to the contrary, if a Covered Employee’s employment with the Company is terminated for any reason prior to the Closing other than by (i) the Company without Cause or (ii) by the Covered Employee for Good Reason, such Covered Employee shall immediately forfeit any right to receive a Retention Bonus under the Section 2(a) above and shall have no further rights with respect thereto.

3.              Definitions.

(a)                                 For purposes hereof, the term “Cause” shall mean any of the following: (i) a Covered Employee’s failure to perform his or her assigned duties or responsibilities as an employee (other than a failure resulting from such Covered Employee’s disability) after written notice thereof from the Company describing such Covered Employee’s failure to perform such duties or responsibilities; (ii) a Covered Employee engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) a Covered Employee’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) a Covered Employee’s breach of any confidentiality agreement or invention assignment agreement between such Covered Employee and the Company (or any affiliate of the Company); or (v) a Covered Employee being convicted of, or entering a plea of nolo contendere to, any crime of moral turpitude. The determination whether a termination is for “Cause” under the foregoing definition shall be made by the Plan Administrator in its sole discretion.

(b)                                 For purposes hereof, the term “Good Reason” shall mean a Covered Employee’s resignation that is effective within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of one or more of the following, without such Covered Employee’s express consent: (i) a material diminution of a Covered Employee’s annual base salary or target annual performance bonus; (ii) a material diminution in a Covered Employee’s authority, duties or responsibilities; or (iii) a material negative change in geographic location at which a Covered Employee must perform services (that is, such Covered Employee’s relocation to a location more than fifty (50) miles from his or her then present location).  A Covered Employee may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the first occurrence of the event that such Covered Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days during which the event is not cured.

4.              Section 280G.

Notwithstanding anything in the Plan to the contrary, if any payment or benefit a Covered Employee would receive pursuant to the Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by such Covered Employee on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.  If there is a reduction pursuant to this Section 4 of the Payments to be delivered to the applicable Covered Employee, such reduction shall first be applied to any cash amounts to be delivered to the applicable Covered Employee under this Plan and thereafter to any other severance benefits or payments otherwise owing to such applicable Covered Employee.

5.              Section 409A.

(a)                                 Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code, and which is designated under this Plan as payable upon a Covered Employee’s termination of employment shall be payable only upon such Covered Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as provided under Section 5(b) of this Plan, any such compensation or benefits shall not be paid until the sixtieth (60th) day following the Covered Employee’s Separation from Service.

(b)                                 Notwithstanding any provision herein to the contrary, if a Covered Employee is deemed by the Company at the time of such Covered Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which such Covered Employee is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such Covered Employee’s benefits shall not be provided to such Covered Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of such Covered Employee’s Separation from Service or (ii) the date of such Covered Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to such Covered Employee (or such Covered Employee’s estate or beneficiaries), and any remaining payments due to such Covered Employee under this Plan shall be paid as otherwise provided herein.

(c)                                  To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to a Covered Employee under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (i) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section. To the extent applicable, each of the exceptions to Code Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement.

6.              Plan Administration.

(a)                                 The Plan shall be administered by the Board of Directors of the Company (the “Board”), provided, that the Board may delegate any or all of its authority and/or duties under the Plan to a duly authorized committee of the Board (the Board or, to the extent of any delegation, any such delegate, the “Plan Administrator”).  Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan.  Decisions of the Plan Administrator shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.  All determinations and interpretations of the Plan Administrator shall be final, binding, and conclusive as to all persons.

(b)                                 Neither the Plan Administrator nor any employee, officer, agent, or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, agent, or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, or gross negligence.

(c)                                  The Plan Administrator may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.

(d)                                 The Plan Administrator shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

7.              Right to Amend or Terminate Plan.

This Plan shall not be amended except with the express written consent of each affected Covered Employee. Notwithstanding anything herein to the contrary, this Plan shall be effective as of the date it is approved by the Board and shall terminate upon the earliest to occur of (a) the payment of all amounts payable hereunder or (b) the date upon which the Merger Agreement is terminated without the Transaction being consummated.

8.              No Guarantee of Employment.

This Plan is not a guarantee of continued employment for any employee of the Company, including any employee potentially eligible for benefits hereunder. An employee’s employment remains terminable at any time with or without cause by either the employee or the Company.

9.              Applicable Law.

This Plan and all action taken under it shall be governed as to validity, construction, interpretation, and administration by the laws of the State of Delaware (without regard to the choice of law principles thereof) and any applicable U.S. federal law.

10.       Unfunded Status.

This Plan shall be “unfunded,” and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.  All benefits that become payable hereunder shall be paid out of the general assets of the Company.  All Covered Employees shall be solely unsecured general creditors of the Company.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

11.       Successors.

For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all of the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall mean the Company, as herein before defined and any successor, parent corporation or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

12.       General Provisions.

(a)                                 Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company, except as specifically provided herein.

(b)                                 No person having a benefit under this Plan may assign, transfer, or in any other way alienate any benefit hereunder, nor shall any benefit under this Plan be subject to garnishment, attachment, execution, or levy of any kind.

(c)                                  Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Covered Employee or other person any legal or equitable right against the Company or the Plan Administrator, or any fiduciary, employee, or agent of the Company.

(d)                                 The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold for federal, state, or local income or other taxes incurred by reason of payments pursuant to this Plan.  In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to a Covered Employee upon such terms and conditions as the Plan Administrator may prescribe.

(e)                                  Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(f)                                   Any benefits payable under this Plan shall not be deemed salary or other compensation to a Covered Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

(g)                                  In the event that the Plan Administrator finds that a Covered Employee is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Covered Employee was or would have been otherwise entitled under this Plan.

(h)                                 All announcements, notices, and other communications regarding this Plan will be made by the Company in writing (whether in electronic form or otherwise).  Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, participants in the Plan may not rely on any representation or statement made by the Company or its affiliates or any of its or their officers, directors, employees, or agents, whether written or oral, regarding such participants’ participation in the Plan and any rights thereunder.

The KYTHERA Biopharmaceuticals, Inc. Retention Plan is adopted by the Board of the Company on June 16, 2015.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ John W. Smither

Print Name: John W. Smither

Title: Chief Financial Officer